Exhibit (11)

March 21, 2018	Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

Nuveen Investment Trust

Nuveen Large Cap Growth Fund

333 West Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Nuveen Investment Trust, a Massachusetts business trust (the “Acquiring Trust”), in connection with the filing of the Acquiring Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), relating to the issuance of Class A, Class C and Class I shares of beneficial interest, par value $.01 per share (the “Shares”), of Nuveen Large Cap Growth Fund, a series of the Acquiring Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of each of Nuveen Symphony Large-Cap Growth Fund and Nuveen Growth Fund (each, a “Target Fund”), each, a series of Nuveen Investment Trust II (the “Target Trust”), as described in the Registration Statement and pursuant to an Agreement and Plan of Reorganization by and between the Acquiring Trust, on behalf of the Acquiring Fund, the Target Trust, on behalf of the applicable Target Fund, and Nuveen Fund Advisors, LLC (for purposes of Section 9.1 of each Agreement and Plan of Reorganization only), each substantially in the form included in the Registration Statement (each, an “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Acquiring Trust’s Declaration of Trust, as amended (the “Declaration of Trust”), the Acquiring Trust’s Amended and Restated By-Laws, the actions of the Trustees of the Acquiring Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Acquiring Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts, as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Acquiring Trust. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and each Agreement have been duly authorized for issuance by the Acquiring Trust; and (b) when issued and paid for upon the

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Nuveen Investment Trust

March 21, 2018

terms provided in the Registration Statement and each Agreement, such Shares will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Acquiring Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for any personal liability for any debt or obligations of the Acquiring Trust. The Declaration of Trust provides that the shareholder or former shareholder shall be entitled out of the assets of the Acquiring Trust to be held harmless from and indemnified against all loss and expense arising from any such personal liability; provided, however, there shall be no liability or obligation of the Acquiring Trust arising thereunder to reimburse any shareholder for taxes paid by reason of such shareholder’s ownership of any Share or for losses suffered by reason of any changes in value of any Acquiring Trust assets. The Acquiring Trust shall, upon request by the shareholder or former shareholder, assume the defense of any claim made against the shareholder for any act or obligation of the Acquiring Trust and satisfy any judgment thereon. Capitalized terms in this paragraph have the same meanings as ascribed to them in the Acquiring Trust’s Declaration of Trust.

This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement, the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and the reference to us in the Joint Proxy Statement/Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ VEDDER PRICE P.C.

VEDDER PRICE P.C.